Exhibit 99.1

Georgia Gulf Names Six New Board Members

ATLANTA—(BUSINESS WIRE)—Sep. 14, 2009— Georgia Gulf Corporation (NYSE: GGC) announced the appointment of six new members to its board of directors — Kevin DeNicola, Robert Gervis, Stephen Macadam, Mark Noetzel, Robert Schriesheim, and David Weinstein. The six new members joined the remaining board members, Paul Carrico, Patrick Fleming, and Wayne Sales, as directors on September 13, 2009.

Mr. DeNicola is currently Senior Vice President and Chief Financial Officer at KBR, Inc., a leading global engineering, construction and services company supporting the energy, hydrocarbon, government services and civil infrastructure sectors. Prior to this role, he also served in various positions, including Senior Vice President and Chief Financial Officer at Lyondell Chemical Company. Mr. DeNicola earned a Masters degree in Chemical Engineering from the University of Virginia and a Masters of Business Administration from Rice University.

Mr. Gervis is currently founder and President of Epilogue, LLC, a private advisory firm. Prior to this role, he served in various senior executive positions at Fidelity Investments; and before Fidelity, Mr. Gervis was a partner in the international law firm of Weil, Gotshal & Manges. Mr. Gervis earned a Juris Doctorate from The George Washington University in Washington, D.C. and a Bachelor’s degree in Industrial Engineering from Lehigh University. Mr. Gervis is also a CFA charterholder.

Mr. Macadam is currently Chief Executive Officer of Enpro Industries, a leading provider of engineered industrial products for processing, general manufacturing and other industries worldwide. Prior to this role, he served as Chief Executive Officer of BlueLinx Holdings and Consolidated Container Company and as Executive Vice President of Georgia-Pacific Corporation. Mr. Macadam earned a Masters degree in Finance from Boston College and a Masters of Business Administration from Harvard Business School.

Mr. Noetzel was President and CEO of Cilion, Inc., a venture capital backed renewable fuel company, from 2007 to 2009. Prior to this role, he served in several senior positions at BP plc, including Group Vice President, Global Retail and Group Vice President, Chemicals. Mr. Noetzel earned a Bachelor’s degree from Yale University and a Masters of Business Administration from the Wharton School at the University of Pennsylvania.

Mr. Schriesheim is currently Executive Vice President and Chief Financial Officer of Lawson Software, Inc. Prior to this role, he served in various senior executive positions at Arch Development, Global Telesystems, and SBC Equity Partners. Mr. Schriesheim earned Bachelor’s degree in Chemistry from Princeton University and a Masters of Business Administration from the University of Chicago Graduate School of Business.

Mr. Weinstein is currently a business consultant specializing in corporate restructurings. Prior to this role, he served as Managing Director at Calyon Securities, BNP Paribas, Bank of Boston, Chase Securities, and Lehman Brothers. Mr. Weinstein earned a Bachelors degree from Brandeis University and a Juris Doctorate from Columbia University School of Law.

“We are pleased to welcome such an experienced group of directors to our Board, and we look forward to the contributions they will bring to the Company and Georgia Gulf’s shareholders,” commented Patrick Fleming, Chairman of the Board of Directors. “I would also like to thank Charles Henry, Yoshi Kawashima, and two of the Company’s founders; Dennis Chorba and Jerry Satrum, for their outstanding leadership and dedication to Georgia Gulf over their years of service,” added Fleming.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Source: Georgia Gulf Corporation

Georgia Gulf Corporation
Martin Jarosick, 770-395-4524
Investor Relations